EXHIBIT 10.2

                AGREEMENT FOR LEASE/PURCHASE AND SALE OF PROPERTY

     THIS AGREEMENT is made and entered into this 2nd day of September, 1996, by and between JOEI JAMIESON, and individual, and T.K.M. CORPORATION, with addresses at 72616 Two Mile Road, Twenty-Nine Palms, California 92277 ("Seller") and NEWGOLD, INC., a Nevada corporation, with address at 5190 Neil Road, Suite 320, Reno, Nevada 89502 ("Buyer").


                              W I T N E S S E T H:

     This Agreement is made and entered into with reference to the following facts:

     A. Seller is the owner, free and clear of all liens and encumbrances (except the rights of the U.S. Government as to unpatented mining claims, generally), of that certain property referred to as the Mission Mine, more particularly described in Exhibit "A" attached hereto and made a part hereof by reference ("the Property"), together with all equipment and other personal property situate thereon, more particularly described in Exhibit "B" attached hereto and made a part hereof by reference (the "Equipment").

     B. Seller desires lease/sell to Buyer, and Buyer desires to lease/purchase from Seller the Property, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by the parties as follows:

     1. Lease/Purchase and Sale of Property. Seller hereby leases/sells the Property to Buyer subject to the following:

     (a) The purchase price shall be paid pursuant to Paragraph 2 hereof.

     (b) In the event Buyer fails to tender the purchase price, pursuant to the terms hereof, this Agreement will be terminated, the Property surrendered to Seller and all payments made to Seller shall be retained and deemed full consideration for the rights granted Buyer hereunder.

     (c) Buyer shall have exclusive physical possession of the Property, and the exclusive right to mine the Property, as of the date of this Agreement.

     2.Purchase Price. The total purchase price for the Property shall be the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS U.S. ($3,500,000.00), payable as follows:

     (a) $5,113.00   concurrent  with  the  execution  of  this   Lease/Purchase
         Agreement;

     (b) Beginning September 5, 1996, $5,000.00 per month for the first 90 days of this Lease/Purchase Agreement;

     (c) Beginning December 5, 1996, $8,000.00 per month for an additional 90 days, unless production begins during this second 90-day period, in which event NSR payments will be payable as set forth below;

     (d) At the end of the above 180 days, Buyer will make a one-time payment of $300,000.00 to Seller for the purchase of the Equipment. This payment shall be credited to the total purchase price of $3,500,000.00. Upon such payment, Seller shall deliver a Bill of Sale for such equipment, free and clear of all liens and encumbrances of whatsoever nature. The parties waive the bulk sale requirements of the Uniform Commercial Code.

     (e) Beginning March 5, 1997, Buyer will begin to pay Seller the greater of 2.5% NSR1 or minimum monthly payments as follows: $10,000.00 per month through February, 1998; $20,000.00 per month through February, 1999; $30,000.00 per month through February, 2000; $40,000.00 per month through February, 2001; $50,000.00 per month through February, 2002; $60,000.00 per month through February, 2003; and $70,000.00 per month through February, 2004, until the aggregate purchase price of $3,500,000.00 has been paid in full. All lease/purchase payments will be credited to the total purchase price.

     (f) Amounts of monthly 2.5% NSR payments exceeding the minimum monthly payments will be applied against the monthly payment of the final (7th) year until paid in full, then to the monthly payments of the sixth year until paid in full, etc., except as provided in Paragraph 2(g) below.

--------

     1 The term NSR (net smelter returns) from sales of gold, as used herein, means the amount of earned revenues, as the term earned revenues is used in accordance with generally accepted accounting principles, payable to Buyer by any smelter or other purchaser of gold contained in ores, minerals, mineral substances and concentrates produced therefrom mined from the Property, less all assaying, sampling, transportation and smelting charges. In the event such minerals are treated or smelted at facilities owned or controlled, in whole or in part, by Buyer, the term NSR from sales of gold shall mean the amount of earned revenues, as the term earned revenues is used in accordance with generally accepted accounting principles, which would have been payable to Buyer from a bona fide purchaser of gold produced from the Property, less all assaying, sampling, transportation and smelting charges.

     (g) In the event of Force Majeure (Paragraph 11(m)) and Buyer is forced to reduce or discontinue mining activities, the scheduled lease/purchase payments in the second through seventh year will be reduced to a minimum monthly payment of $10,000.00. Upon resumption of mining activities, the minimum monthly payments shall resume as if unreduced and excess 2.5% NSR will be credited against the prior minimum monthly payments until paid current.

     (h) All payments due hereunder shall be deemed delinquent if not received by Seller within ten (10) days of the date due and shall incur a late fee of $100.00 per day until paid in full.

     3.Warranties of Seller. Seller represents and warrants to Buyer as follows:

     (a) That Seller has not entered into any other contracts to sell, transfer, mortgage, or assign the Property or the Equipment.

     (b) During the Lease/Purchase Period, Seller will not take any action to adversely affect the rights of Buyer hereunder.

     (c) As of the date of Closing, the Property shall be free and clear of all liens, encumbrances, chattel mortgages or conditional sales contracts, except for claims of the U.S. Government as to unpatented mining claims.

     (d) That Seller has taken all action necessary to lease/sell the Property and sell the Equipment and has full power and authority to do so.

     (e) That the area covered by the subject unpatented mining claims, and each of them, has been and is properly and validly located under the mining laws of the United States of America and the State of California; that assessment work on the mining claims, and each of them, has been performed at the time, in the manner, and to the extent required by law, or annual payments have been made as required by law; that the mining claims are all in good standing, subsisting and valid as of the date hereof, and are free and clear of all liens, encumbrances, leases and claims of third parties, except only rights reserved to the United States in respect of unpatented mining claims generally.

     4.Warranties of Buyer. Buyer represents and warrants to Seller as follows:

     (a) That prior to August 30 of each year during the Lease/Purchase Period herein, Buyer will give Seller 45 days' advance written notice of payment of annual BLM maintenance fees and assessment fees and taxes due to Riverside County and will provide to Seller a copy of a receipt evidencing payment of same within 60 days of said payment.

     5. Condition of Property. Buyer acknowledges that it has inspected the Property and the Equipment.

     6. Closing and Conditions to Closing. Closing shall occur on the date the purchase price of $3,500,000.00 is paid in full by Buyer. The period between the date hereof and Closing shall be deemed the Lease/Purchase Period. Closing shall take place at the offices of Buyer in Reno, Nevada, at a time mutually convenient to both Seller and Buyer. Prior to closing, the following conditions must be satisfied:

     (a) Buyer must have completed a favorable due diligence study on the Property and be satisfied as to the titles and status thereof.

     (b) All  payments  due  hereunder,   including  any  late  charges,  annual
         assessment fees, or other charges of whatsoever nature due and payable by Buyer, shall be paid in full.

     7.  Obligations Upon Closing. At the Closing:

     (a) Seller shall execute and deliver to Buyer a Quit Claim Deed as to the unpatented mining claims in a form mutually deemed appropriate to legal counsel for Buyer and Seller. The Quit Claim Deed shall be good and sufficient to convey to Buyer the fee simple of the said mining claims, warranting that the area covered by the said mining claims and each of them is properly and validly located under the mining laws of the U.S. and the State of California and are free and clear of all liens, encumbrances, leases and claims of third parties, except rights reserved by the United States in respect of unpatented mining claims generally.

     8. Indemnity by Seller. Seller shall indemnify Buyer against any loss, damage, cost or expense that Buyer shall incur or suffer as a result of the breach, untruth or inaccuracy of any promise, agreement, covenant, warranty or representation made by Seller herein and for the benefit of Buyer.

     9. Indemnity of Buyer. Buyer shall indemnify Seller against any loss, damage, cost or expense that Seller shall incur or suffer as a result of the breach, untruth or inaccuracy of any promise, agreement, covenant, warranty or representation made by Buyer herein to and for the benefit of Seller.

     10. Broker's /Finder's Fees. The parties warrant to and with each other that the transaction evidenced by this Agreement was initiated, negotiated and completed by the parties hereto directly, as principals, and without the intervention of any broker, dealer, agent or finder, except as otherwise provided herein. Each party agrees to indemnify and hold the other party harmless from and against any loss, damage, cost or expense, including without limitation, attorneys' fees and litigation expenses, resulting from any breach or breaches of the foregoing warranty.

     11. Risk of Loss. Risk of loss, damage, or destruction of the Property and Equipment shall remain with Seller until the Closing, as to the Property, and until delivery of the Equipment and a Bill of Sale, as to the Equipment, which times risk of loss, damage or destruction of the Property/Equipment shall pass to Buyer.

     12. Buyer's Rights During Lease/Purchase Period. During the Lease/Purchase Period hereunder, Buyer shall have the following rights and obligations:

     (a) Buyer, acting through its employees, agents or representatives, or any of them, may visit, inspect and examine the Property and by means of pumping, re-timbering, re- excavating, or otherwise drain and rehabilitate the mine shafts, tunnels, drifts and stopes.

     (b) Buyer may, by means of diamond drilling, trenching, tunneling, or otherwise by physical or chemical means, test and explore the ore reserves contained therein, providing it has received prior approval for same from the Bureau of Land Management.

     (c) Buyer may mine ore materials and minerals and remove, ship, treat, sell and dispose of the same and retain any proceeds therefrom for Buyer's own use only after payment to Seller of the lease/purchase payments and/or NSR payments due under Paragraph 2 hereof. Buyer may mine, assay and mill samples for assaying and mill sampling purposes and such samples shall be excluded from the operation of this provision up to an amount not exceeding ten tons.

     (d) Buyer agrees to pay all taxes levied and assessed upon the Property, or any part thereof, including taxes measured on production and also including taxes levied and assessed on improvements placed upon the Property by Buyer during the Lease/Purchase Period, commencing with taxes for the current year, and to make payment thereof, as required by the statutes of the State of California so that no default in taxes on the Property shall occur, and to deliver to Seller, upon request, the original or duplicate tax receipts for payments made. Should Buyer be in possession of the Property, under this Agreement, for only a portion of a year, the tax for that year shall be prorated between Seller and Buyer on the basis of taxes for the last preceding year.

     (e) Buyer shall keep accurate books of account showing the operations, and particularly showing ores mined and milled, or mined and shipped by Buyer, and permit Seller to examine such accurate information in response to any reasonable request in regard to the condition of underground workings of said Property, or any part thereof, or as to the general quality and quantity of ore exposed therein, and allow Seller to enter upon and into all parts of said premises from time to time, and at all reasonable times and hours, for the purpose of inspecting and surveying the same or taking samples of ore therefrom.

     (f) Buyer shall assume all responsibility in case of accident to any and all persons employed on the mining claims pursuant to this Agreement and shall comply with all provisions of the Workmen's Compensation laws of the State of California, as now existing, or as hereinafter amended. In addition, until the Closing and throughout the period covered by this Lease/Purchase Agreement, Buyer shall provide Seller with evidence of liability insurance on the Property and Workmen's Compensation insurance on all persons employed.

     (g) Buyer shall be responsible for the maintenance, repair and/or replacement of any and all mining machinery, equipment, tools and facilities now or subsequently installed or placed on the Property which it may desire to use in connection with its operations hereunder.

     (h) Buyer shall not, by any act or omission, permit or suffer any liens, encumbrances or legal process to be incurred or levied upon the Property, and Buyer shall serve, post and maintain such notices of non-responsibility as may be required by law to prevent liens from attaching to the Property.

     (i) Buyer shall pay all property taxes levied or assessed on any structures, equipment, materials, supplies, facilities or personal property which are owned by Buyer and placed upon the Property, whether such taxes are levied or assessed to Seller or Buyer.

     (j) Buyer shall  conduct all of its  operations  on said Property in a good
         miner-like   manner  in  accordance  with  generally   accepted  mining
         standards.

     (k) During the term of the Lease/Purchase Period, Buyer does hereby agrees to perform all assessment work required to be performed upon the mining claims, or pay annual fees due by law, and does further agree to furnish Seller with a detailed statement of all such work/payments in order that Seller may prepare and record all proper affidavits, notices and other documents required by law to evidence the performance of said annual assessment work and/or annual payments due under federal mining laws.

     (l) In the event Buyer does not exercise its right to purchase hereunder, Buyer agrees to surrender the Property to Seller in good condition, with written evidence of same from the Bureau of Land Management. Assuming all payments due hereunder are current, Buyer, will, however, have the right to remove any machinery and equipment placed by it within the Property including track, pipe, receivers and cables, but Buyer shall, if it terminates its right to purchase hereunder, leave all timber, chutes and ladders in place and in good condition. Buyer shall have the right to effect the removal of such machinery and equipment prior to the expiration of the Lease/Purchase Period, or within thirty (30) days thereafter. Any such machinery or equipment not removed prior to the expiration of said period of thirty (30) days following termination of this Agreement shall be deemed affixed to the Property and shall become and remain the property of Seller.

     (m) If, for any reason, there shall be a default on the part of Buyer during the Lease/Purchase Period, and Buyer shall fail or refuse to comply with any of the terms or provisions hereof, then, at the option of Seller, Seller may give notice in writing to Buyer of such default specifying the nature and character thereof and, unless the default shall be corrected, or action commenced to correct such default, within thirty (30) days after receipt by Buyer of such notice, then, at the option of Seller, this Agreement and all rights of Buyer hereunder shall be terminated and Buyer shall quietly and peaceably surrender the Property to Seller.

     13.Patents. Throughout the term of this Lease/Purchase Agreement, Seller, or Buyer on behalf of Seller, shall have the right to proceed under the Mining Laws of the United States to patent any or all of the unpatented mining claims included in the Property.

     14. Cancellation by Seller. If Buyer fails or refuses to pay any payments or NSR royalties when due hereunder, or fails to perform any other terms, conditions or covenants, or any part thereof, as provided herein, and such default continues for a period of thirty (30) days after receipt by Buyer of Seller's notice thereof, Seller or its agents may re-enter and take possession of the Property and this Agreement shall be forthwith terminated; provided, however, that upon such termination, Buyer shall be liable for all accrued financial obligations under this Agreement. However, in the event the default is not related to payment of monies, then Buyer shall not be deemed in default if it commences efforts to cure such default within thirty
(30) days after receipt of Seller's notice thereof.

     15.Cancellation by Buyer. If any of the following circumstances occur, Buyer may terminate this Lease/Purchase Agreement and be relieved of any and all further unaccrued financial obligations to Seller herein, upon thirty (30) days' written notice to Seller:

     (a) Buyer is unable to obtain state and BLM permits for mining in quantities required, in Buyer's opinion, for economical operation of the Property;

     (b) Buyer is unable to establish, in Buyer's opinion, sufficient mineral reserves exist on the Property to provide economical operation; or

     (c) Buyer is unable to continue mining operations due, in Buyer's opinion, to a lack of mineral reserves.

16. Miscellaneous.

     (a) Time. Time is of the essence of this Agreement and in the performance and enforcement of each of the promises, covenants, representations and warranties of the parties contained herein.


     (b) Entire Agreement. This Agreement constitutes the entire agreement of the parties and all prior rights, negotiations, obligations, agreements and representations, if any, are merged herein.

     (c) Binding Effects. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective heirs, executors, administrators, successors and legal representatives.

     (d) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California.

     (e) Notices. Any notice or notices which any party hereto is required, or deems necessary, useful or convenient to give to any other party or parties hereto, at any time and from time to time, shall be in writing and shall be personally served upon or mailed to the parties by U.S. Mail, postage prepaid, certified, return receipt requested, at the following addresses:

               To Seller at:       2616 Two Mile Road
                                   Twenty-Nine Palms, California  92277



               To Buyer at:        5190 Neil Road, Suite 320
                                   Reno, Nevada 89502


               With copies to:     Michael J. Morrison, Esq.
                                   1025 Ridgeview Drive, Suite 400
                                   Reno, Nevada 89509

         Notice shall be deemed given five (5) days after personal service or postmark by the U.S. Postal Service.

     (f) Attorneys' Fees and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     (g) Counterparts.   This  Agreement  may  be  executed  in  any  number  of
         counterparts, each of which shall be deemed to constitute but one and the same instrument.

     (h) Captions. Article and paragraph captions contained in this Agreement are inserted only as a matter of convenience and reference. Said captions shall not be construed to define, limit, restrict, extend or describe this Agreement or the intent of any provision hereof.

     (i) Gender and Number. Whenever used in this Agreement and as required by the context of the transaction, the single number shall include the plural, the plural number shall include the singular, and masculine gender shall include the feminine and neuter.

     (j) Form of  Association.  As required by the  context,  the term  "person"
         shall  include   individuals,   partnerships,   limited   partnerships,
         corporations, estates and trusts.

     (k) Facsimile/Photocopies.   The  parties  agree  that  a  fully   executed
         facsimile or photocopy of this Agreement shall have the same force and effect as the original.

     (l) Arbitration of Disputes. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties agree otherwise. No arbitration, arising out of or relating to this Agreement shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement, except by written consent of the parties containing a specific reference to this Agreement and signed by any person sought to be joined. Any consent to arbitration involving an additional person or persons shall not constitute consent to arbitration of any dispute not described therein or with any person not named or described therein. This Agreement to arbitrate, and any agreement to arbitrate with an additional person or persons duly consented to by the parties to this Agreement, shall be specifically enforceable under the prevailing arbitration laws.

         Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         The arbitration shall be by three (3) neutral arbitrators; one selected by each party to this Agreement and the third selected by the two selected by the parties.

     (m) Force Majeure. Whenever the time for performance of any act hereunder is limited and the performance thereof is hindered, prevented or delayed by any factor or circumstance beyond the reasonable control of the party obliged to perform and which said party could not have avoided by the use of due diligence, such as acts of God, fire, floods, or other acts of nature, riots or civil commotions, casualty or other cause, regulations, orders or requirements of the Government, embargos, war or other disabling causes, whether similar or different, then the time for the performance of any such act or obligation shall be extended for a period equal to the extent of such delay.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

T.K.M. CORPORATION, "Seller"


By:________________________                         By:________________________
                                                       JOEI JAMIESON, "Seller"



NEWGOLD, INC., "Buyer"


By:________________________
    Arthur Scott Dockter,
    President

                  MISSION MINE
                  CLAIMS LIST
                  AUGUST 1996

Mission Mine                                         1
Ward 1 through 9                                     9
Ward A, B, C                                         3
Star 1 through 4 and 10                              5
New Duplex                                           1
New Duplex 1&2                                       2
New Dawn 2                                           1

                                                     22

CAMC Nos.         113882 through 113895
                  116957 through 116963
                  24370

                                     MISSION MINE
                                    EQUIPMENT LIST             26TH JANUARY 1996
 Ref.              Photo
Number            No.'s

1                 1a,b              Detroit Diesel generator EM A-C
                  2a,b,c            Seriel #262114512
                                    Type: BRKT RPM 1800
                                    KVA: 281
                                    Cycles: 60
                                    Volts: 208/240
                                    Amps: 780/678   416/480
                                    Phases: 3
                                    PF: 0.8
                                    Frame: 2300 Constr. Bk. 67
                                    Powered By: G.M. Diesel 1271 V12
                                    Model: #71257230
                                    List: #KS15929 List 11-5

                                    Total Hours: 1,205.8

2                 3                 G.M. Hercules Diesel Generator (100 KW)
                                    Seriel #105334
                                              #47A6340
                                    Speed: 1450 RPM
                                    Volts: 125-250
                                    Amps: 400

                                    Total Hours: 13,105

3                 4                 10KVA Dieter Diesel, 440 volt, 3 phase
                                      generator, air cooled
                                  Series #2602

4                 5a,b              Cutler Hammer CSS Switchboard
                                    Seriel #C85048844
                                    Volts: 277/460
                                    3 phase, 4 wire
                                    60 Hertz
                                    400 amp sully rating
                                    400 section rating

5                                   25 KVA 110 volt single phase transformer

6                                   75 KVA, 33 phase transformer
                                    Seriel #T-1-59444-3

7                                   36 volt, 220 volt, 3 phase
                                    Seriel #82301079

8                                   D.C. Power Supply
                                    H.B.8. Equipment Division
                                    Model #L2000 9M
                                    Seriel #814585

                                    DC 9 volts, 2000 amps
                                    Input AC 50, 230 volts

9                 6a,b              Precious metal electro winning electro-
                                      plating circuit
                                    Seriel #81458E

10                                  Miscellaneous electrial motors, new and used

                                    Air Compressors and Equipment

11                7a,b              In Portable Building
                  8a,b,c            Gardner-Denver vertical air compressor
                                     600 cfm
                                    Bore L.P.6
                                    Bore H.P. 43/4
                                    Stroke 5
                                    Model #WB 04011
                                    Seriel #174721
                                    Speed 870 rpm
                                    Pressure 100 psi

                                    Powered by: CAT Diesel, Diesel engine
                                    Caterpillar - Rookford P.T.O.
                                    Model PTA - 11450
                                    Seriel #209256
                                    Inclusive with pressure vessels

12                9                 Two portable trailer mounted 150 cfm
                                      air compressors

                  10                Ingersoll - Rand and Jager

13                62                Air operated hoist and bucket

14                62                Underground drilling equipment

15                                  Miscellaneous new and used air motors

16                                  Compressor hoses and drill components


                                    Hoist, Crushing, Milling and Extractive
                                    Equipment

17                11a,b             Ore Skip (2)

18                11a,b             Man elevator

19                12a,b,c           Hoist - U.S. Navy
                                  #21 Deck Wind
                                    Mfg by Westinghouse, 50 h.p., 250 V,
                                      DC with multiple speeds
                                    Sorgel Air cooled transformer H-ins, 20 KVA

                                    60 cycles, 1-phase
                                    Seriel #X13594-6

20                64                Five underground ore cars (1.5 tons)

21a               45/46             Water tank - 18,000 gallon storage
  b                                 Water tank - 6,000 - 7,000 gallon

22                43                3x2500 gallon fuel storage tanks

23                46,15,            4 storage hoppers - miscellaneous
                  16                60 ton: 85 ton on headname, 1(degree)
                                        crusher

24                16,17,            4x30', 2x10' and 1x5' conveyors,
                  18,22-26          7 in total

25                28,29             1x40' bucket elevator

26                29,30             3 storage hoppers, 50 tons each

27                21                1 Double Jaw Iowa crusher
                                    Cedar Rapids 18"x40" and 6"x40"
                                    Model DJ50, 50 tons per hour to minus 1
                                        (degree)
                  20                Powered by: GMC 671 Diesel engine

28                26,27             1 Kennedy gearless cons crusher
                                    Model 25 1/2, #2851867, Electric powered,
                                      50 hp motor
                                    25 tons per hour to minus 1/4"

30                31,32             Rod Mill, Kennedy - Van Suan
                  33,34             5'x8', 13 ton rod charge capacity with rods
                                    75 hp electric motor
                                    Machine #1389
                                    Gear Box:        Faulk Corp
                                                     Model #71/2 gho
                                                     M.O. 6920-0252

31                57                Hummer 3'x4' fine screen vibratory
                                        classifier

32                35,36             Wemco attritiion machine, size 20
                                    3 tank agitator

33                38                Denver, 3 cell floatation unit, each 30"x36"

34                40                Hazen Quinn, 4 call floatation unit 18"x24"

35                41                1 shaker table concentrator 4"x9"

36                63                2 sand pumps 3", 7.5 hp electric motor

37                15,18,            4 goose-neck double bogey trailers, 8 wheel,
                  21,22,              on which plant is mounted
                  23,27,
                  29,30,
                  31,32,
                  34,40

38                                  2 electric transformers in circuit

39                42                Various electrical overload, relay and
                                      starter panels
                                    110/220/440 volts

40                                  1 explosive storage bunker

41                37                Sparkletts all-steel/rubber-lined clarifier

42                37                15-test precious metals gravity belt
                                      concerntraing table denver jig

43                                  8 fiberglass tanks, 8'x4'

44                                  Steel tailings trough, 30'x50'x2'

45                58,62             2x40' shipping containers

46                62                2x27' shipping containers

47                13                1 Comet radial arm saw, 24" carbide
                                      tipped blade
                                    10 hp, 220/440 v

48                59                Speedy-melt amalting furnace with
                                      #70 crucibles

49                                  2 Screw feeders, 10"x8'

50                                  Vertical antenna tower


                                    Vehicles

51                48,49             1 Crane, Garwood, model 75B
                                    Detroit diesel powered model 471,
                                      15 ton with drag line